UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                           Kaiser Aluminum Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    483007704
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2006
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          |_|  Rule 13d-1(b)

          |X|  Rule 13d-1(c)

          |_|  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 483007704
          ---------

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of above Persons (entities only).

     Witmer Asset Management 13-3735486

2.   Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) |_|
                                                                         (b) |X|

3.   SEC Use Only

4.   Citizenship or Place of Organization

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   Sole Voting Power

     0

6.   Shared Voting Power

     1,070,216

7.   Sole Dispositive Power

     0

8.   Shared Dispositive Power

     1,070,216

9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     1,070,216

10.  Check Box if the Aggregate Amount in Row 9 Excludes
     Certain Shares (See Instructions)

                                                                             |_|

11.  Percent of Class Represented by Amount in Row (9)

     5.2%

12.  Type of Reporting Person (See Instructions)

     OO

CUSIP No. 483007704
          ---------

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of above Persons (entities only).

     Charles H. Witmer

2.   Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) |_|
                                                                         (b) |X|

3.   SEC Use Only

4.   Citizenship or Place of Organization

     U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   Sole Voting Power

     10,000

6.   Shared Voting Power

     1,089,216

7.   Sole Dispositive Power

     10,000

8.   Shared Dispositive Power

     1,089,216

9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     1,099,216

10.  Check Box if the Aggregate Amount in Row 9 Excludes
     Certain Shares (See Instructions)

                                                                             |_|

11.  Percent of Class Represented by Amount in Row (9)

     5.4%

12.  Type of Reporting Person (See Instructions)

     IN

CUSIP No. 483007704
          ---------

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of above Persons (entities only).

     Meryl B. Witmer

2.   Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) |_|
                                                                         (b) |X|

3.   SEC Use Only

4.   Citizenship or Place of Organization

     U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   Sole Voting Power

     0

6.   Shared Voting Power

     1,089,216

7.   Sole Dispositive Power

     0

8.   Shared Dispositive Power

     1,089,216

9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     1,089,216

10.  Check Box if the Aggregate Amount in Row 9 Excludes
     Certain Shares (See Instructions)

                                                                             |_|

11.  Percent of Class Represented by Amount in Row (9)

     5.3%

12.  Type of Reporting Person (See Instructions)

     IN

CUSIP No. 483007704
          ---------

Item 1.(a)  Name of Issuer:

            Kaiser Aluminum Corporation
            --------------------------------------------------------------------

Item 1.(b)  Address of Issuer's Principal Executive Offices:

            27422 Portola Parkway,
            Suite 350 Foothill Ranch,
            California 92610-2831
            --------------------------------------------------------------------

Item 2.(a)  Name of Person Filing:

            Witmer Asset Management
            Charles H. Witmer
            Meryl B. Witmer
            --------------------------------------------------------------------

Item 2.(b)  Address of Principal Business Office:

            One Dag Hammarskjold Plaza
            885 2nd Avenue, 31st Floor
            New York, New York 10017
            --------------------------------------------------------------------

Item 2.(c)  Citizenship:

            U.S.A.
            --------------------------------------------------------------------

Item 2.(d)  Title of Class of Securities:

            Shares of Common stock, par value $.01 per share
            --------------------------------------------------------------------

Item 2.(e)  CUSIP Number:

            483007704
            --------------------------------------------------------------------

Item 3. If this statement is filed pursuant to ss. 240.13d-1(b) or ss. 240.13d-2(b) or (c), check whether the person filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Act.

     (b)  [_]  Bank as defined in section 3(a)(6) of the Act.

     (c)  [_]  Insurance company as defined in section 3(a)(19) of the Act.

     (d) [_] Investment company registered under section 8 of the Investment Company Act of 1940.

     (e)  [_]  An investment adviser in accordance with ss.
               240.13(d)-1(b)(1)(ii)(E).

     (f) [_] An employee benefit plan or endowment fund in accordance with ss. 240.13d-1(b)(1)(ii)(F).

     (g) [_] A parent holding company or control person in accordance with ss. 240.13d-1(b)(ii)(G)

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

     (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940.

     (j)  [_]  Group, in accordance with ss. 240.13d-1(b)(1)(ii)(J).

Item 4.   Ownership.

     (a)  Amount Beneficially Owned:

          Witmer Asset Management 1,070,216 shares
          Charles H. Witmer 1,099,216 shares
          Meryl B. Witmer 1,089,216 shares
          ----------------------------------------------------------------------

     (b)  Percent of Class:

          Witmer Asset Management 5.2%
          Charles H. Witmer 5.4%
          Meryl B. Witmer 5.3%
          ----------------------------------------------------------------------

     (c)  Number of shares as to which the person has:

          (i)  sole power to vote or to direct the vote:

               Witmer Asset Management 0 shares
               Charles H. Witmer 10,000 shares
               Meryl B. Witmer 0 shares
               -----------------------------------------------------------------

          (ii) shared power to vote or to direct the vote:

               Witmer Asset Management 1,070,216 shares
               Charles H. Witmer 1,089,216 shares
               Meryl B. Witmer 1,089,216 shares
               -----------------------------------------------------------------

         (iii) sole power to dispose or to direct the disposition of.

               Witmer Asset Management 0 shares
               Charles H. Witmer 10,000 shares
               Meryl B. Witmer 0 shares
               -----------------------------------------------------------------

          (iv) shared power to dispose or to direct the disposition of:

               Witmer Asset Management 1,070,216 shares
               Charles H. Witmer 1,089,216 shares
               Meryl B. Witmer 1,089,216 shares
               -----------------------------------------------------------------

Item 5.   Ownership of Five Percent or Less of a Class

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: |_|

Item 6.   Ownership  of More than Five  Percent  on Behalf of Another Person

          Not Applicable
          ----------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

          Not Applicable
          ----------------------------------------------------------------------

Item 8.   Identification and Classification of Member of the Group

          Not Applicable
          ----------------------------------------------------------------------

Item 9.   Notice of Dissolution of Group

          Not Applicable
          ----------------------------------------------------------------------

Item 10.  Certification

          The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(c): By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Exhibits  Exhibit 1

          Joint Filing Agreement dated February 14, 2007 between Witmer Asset Management, Charles H. Witmer and Meryl B. Witmer.

                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2007               Witmer Asset Management


                                       /s/ Charles H. Witmer *
                                       ---------------------------
                                       Name: Charles H. Witmer
                                       Title: Managing Member


Dated: February 14, 2007               /s/ Charles H. Witmer *
                                       ---------------------------
                                       Charles H. Witmer


Dated: February 14, 2007               /s/ Meryl B. Witmer *
                                       ---------------------------
                                       Meryl B. Witmer

* The reporting persons hereby disclaim beneficial ownership over the shares reported on this 13G except to the extent of their pecuniary interest therein.

Exhibit 1

                             Joint Filing Statement

                     Statement Pursuant to Rule 13d-1(k)(1)

     The undersigned hereby consent and agree to file a joint statement on
Schedule 13G Amendment No. 1 under the Securities Exchange Act of 1934, as amended, with respect to shares of common stock of Kaiser Aluminum Corporation beneficially owned by them, together with any or all amendments thereto, when and if appropriate. The parties hereto further consent and agree to file this Statement Pursuant to Rule 13d-1(k)(1)(iii) as an exhibit to Schedule 13G, thereby incorporating the same into such Schedule 13G.

Dated: February 14, 2007               Witmer Asset Management


                                       /s/ Charles H. Witmer
                                       ---------------------------
                                       Name: Charles H. Witmer
                                       Title: Managing Member


Dated: February 14, 2007               /s/ Charles H. Witmer
                                       ---------------------------
                                       Charles H. Witmer


Dated: February 14, 2007               /s/ Meryl B. Witmer
                                       ---------------------------
                                       Meryl B. Witmer

SK 00124 0001 746293